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February 13, 2007		Writer’s Direct Contact 415.268.7584 BMann@mofo.com

Via EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

One Station Place

100 F Street, NE

Washington, D.C. 20549

Re:	JMP Group Inc. Form S-1

Ladies and Gentlemen:

On behalf of JMP Group Inc. (the “Company”), we transmit for filing under the Securities Act of 1933, as amended, the Company’s Registration Statement on Form S-1. Please note that the Company has transmitted via wire transfer $10,700.00, representing the filing fee, to the account of the Securities and Exchange Commission at Mellon Bank.

Please direct any questions or comments regarding this filing to Bruce Alan Mann at (415) 268-7584.

Sincerely,

/s/ Bruce Alan Mann

Bruce Alan Mann

Enclosures

cc:	Thomas B. Kilian

Janet L. Tarkoff